EXHIBIT 6

CONSENT OF THE TRUSTEE

Pursuant to the requirements of Section 321(b) of the Trust Indenture Act of 1939, and in connection with the proposed issue of debt securities, Argent Institutional Trust Company hereby consents that reports of examinations by Federal, State, Territorial or District authorities may be furnished by such authorities to the Securities and Exchange Commission upon request therefore.

ARGENT INSTITUTIONAL TRUST COMPANY

By:	/s/ Paul Vaden
Paul Vaden
Vice President

Atlanta, Georgia

December 15, 2023